Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and among

1ST PACIFIC BANCORP	Docket Nos. 09-157-WA/RB-HC
San Diego, California	09-157-WA/RB-SM

1ST PACIFIC BANK OF CALIFORNIA

San Diego, California

and

FEDERAL RESERVE BANK OF

SAN FRANCISCO

San Francisco, California

WHEREAS, in recognition of their common goal to maintain the financial soundness of 1st Pacific Bancorp, San Diego, California (“Bancorp”), a registered bank holding company, and its subsidiary bank, 1st Pacific Bank of California, San Diego, California (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, and the Federal Reserve Bank of San Francisco (the “Reserve Bank”), have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on December 9, 2009, the boards of directors of Bancorp and the Bank, at duly constituted meetings, adopted resolutions authorizing and directing Ron Carlson to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement by Bancorp, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bancorp, the Bank, and the Reserve Bank agree as follows:

Board Oversight

1.             Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank a written plan to strengthen board oversight of the management and operations of the Bank.  The plan shall, at a minimum, address, consider, and include:

(a)           The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over the Bank’s senior management and major operations and activities, including but not limited to concentrations of credit, appraisal review, asset quality, allowance for loan and lease losses (“ALLL”), capital, earnings, and liquidity;

(b)           measures to ensure that Bank management and staff comply with approved policy guidelines; and

(c)           a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, credit concentrations, ALLL, capital, earnings, and liquidity.

Concentrations of Credit

2.             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan to strengthen the Bank’s management of commercial real estate (“CRE”) concentrations, including steps to reduce the risk of concentrations.  The plan shall, at a minimum, include:

(a)           Procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07- 1); and

(b)           establishment of concentration limits, including but not limited to, by loan type, geographic location, counterparty, and borrower; and

(c)           a schedule for reducing the outstanding dollar amount of CRE loans.

Appraisal Review Program

3.             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised appraisal review program that shall, at a minimum, address, consider, and include standards to ensure the independence of the Bank’s appraisal review and evaluation process.

Asset Improvement

4.             (a)           The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of examination of the Bank conducted by the Reserve Bank and the California Department of Financial Institutions that commenced on March 30, 2009 (“Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.

(b)           The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank’s board of directors or the Bank’s loan committee.  The board of directors or loan committee shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors or loan committee reasonably believes that the extension of credit or renewal will be repaid according to its terms.  The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review.  For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 215.2(n)).

5.               (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1,000,000, including OREO, that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.  In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)           Within 30 days of the date that any additional loan or other asset in excess of $1,000,000, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, a list of all loan renewals and extensions without full collection of interest in the last quarter, and past due/non-accrual report.  The board of directors shall review the progress reports before submission to the Reserve Bank and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

6.                                       (a)           Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off.  Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank.

(b)           The Bank shall maintain a sound process for determining, documenting, and recording an adequate ALLL in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable written program for the maintenance of an adequate ALLL.  The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate.  The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis.  Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions.  The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL.  During the term of this Agreement, the Bank shall submit to the Reserve Bank within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

7.             Within 60 days of this Agreement, Bancorp and the Bank shall jointly submit to the Reserve Bank an acceptable written plan to maintain sufficient capital at the Bank.  The plan shall, at a minimum, address, consider, and include the Bank’s current and future capital requirements, including:

(a)           Compliance with the Capital Adequacy Guidelines for State Member Banks:  Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(b)           the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(c)           the source and timing of additional funds to fulfill the Bank’s future capital requirements and loan loss reserve needs; and

(d)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank.

8.             Bancorp and the Bank shall notify the Reserve Bank, in writing, no more than 30 days after the end of any quarter in which any of the Bank’s capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved capital plan’s minimum ratios.  Together with the notification, Bancorp and the Bank shall submit an acceptable written plan that details the steps Bancorp and the Bank will take to increase the Bank’s capital ratios to or above the approved capital plan’s minimums.

Strategic Plan and Budget

9.             (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank a strategic plan to improve the Bank’s earnings and a budget for calendar year 2010.  The plan and budget shall include, but not be limited to:

(i)            Identification of the major areas where, and means by which, the board of directors will seek to improve the Bank’s operating performance;

(ii)           a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(iii)          a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)           A strategic plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

Liquidity Management

10.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written plan designed to improve management of the Bank’s liquidity position and funds management practices.  The plan shall, at a minimum, address, consider, and include:

(a)           Measures to enhance the monitoring, measurement, and reporting of the Bank’s liquidity to the board of directors;

(b)           measures to diversify funding sources;

(c)           a timetable to reduce reliance on short-term wholesale funding, including brokered deposits; and

(d)           specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

11.           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank an acceptable revised written contingency funding plan that, at a minimum, includes adverse scenario planning and identifies and quantifies available sources of liquidity for each scenario.

Dividends and Distributions

12.                                 (a)           Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

(b)           Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)           Bancorp and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)           All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities.  All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution.  Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

13.                                 (a)           Bancorp shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank.  All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

14.           (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bancorp and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).  Bancorp and the Bank shall not appoint any individual to Bancorp’s or the Bank’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank notifies Bancorp or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(b)           Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Progress Reports

15.           Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans, Policies, Procedures, and Program

16.                                 (a)           The Bank and, as applicable, Bancorp shall submit written plans, policies, procedures, and a program that are acceptable to the Reserve Bank within the applicable time periods set forth in paragraphs 2, 3, 5, 6(c), 7, 10, and 11 of this Agreement.

(b)           Within 10 days of approval by the Reserve Bank, the Bank and, as applicable, Bancorp shall adopt the approved plans, policies, procedures, and program.  Upon adoption, the Bank and, as applicable, Bancorp shall promptly implement the approved plans, policies, procedures, and program, and thereafter fully comply with them.

(c)           During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank.

Communications

17.                                 All communications regarding this Agreement shall be sent to:

(a)                                  Mr. Kevin Zerbe

Vice President

Banking Supervision and Regulation

Federal Reserve Bank of San Francisco

101 Market Street

Mail Stop  920

San Francisco, California  94105

(b)                                 Mr. Ronald J. Carlson

Chairman, President and Chief Executive Officer

1st Pacific Bancorp

1st Pacific Bank of California

9333 Genesee Ave., Suite 300

San Diego, California  92121

Miscellaneous

18.           Notwithstanding any provision of this Agreement, the Reserve Bank, may, in its sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.

19.           The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

20.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

21.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting Bancorp, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

22.           Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 10th day of December, 2009.

1ST PACIFIC BANCORP		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Ronald J. Carlson	By:	/s/ Kevin Zerbe
	Ronald J. Carlson		Kevin Zerbe
	Chairman, President, and Chief Executive Officer		Vice President

1ST PACIFIC BANK OF CALIFORNIA

By:	/s/ Ronald J. Carlson
Ronald J. Carlson
Chairman, President, and Chief Executive Officer